UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ATMEL CORPORATION

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The following press release, which includes a letter sent to stockholders of Atmel Corporation, was issued by the Company on May 3, 2007.

N E W S R E L E A S E

ATMEL’S FIRST QUARTER RESULTS UNDERSCORE NEW MANAGEMENT
TEAM’S PROVEN RECORD OF ACTION AND EXECUTION
Board and New Management Team Will Continue to Take All Appropriate
Steps to Deliver Value to Atmel’s Stockholders
SAN JOSE, CA, May 3, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that it is mailing the following letter to Atmel stockholders in connection with the special meeting on May 18, 2007. This letter and other materials regarding the Board of Directors’ and new management team’s proven record of action and execution, as well as the facts leading to, and the Delaware Chancery Court’s opinion affirming, George Perlegos’s termination for cause, can be found at http://www.atmel.com/ir/.
May 3, 2007
Dear Atmel Stockholder:
After controlling Atmel for over 20 years and overseeing $1.2 billion in losses during his last five full years as CEO, George Perlegos is just now discussing a “plan” for your company. In fact, many of the actions he has recently proposed – actions he failed to initiate when he was Chairman and CEO – are actions that your Board of Directors and new management team are already taking and have been executing on in the short period since Mr. Perlegos was terminated for cause.
As discussed further below, our strategic initiatives are delivering measurable results, including growing revenues in Atmel’s core microcontroller business, improving gross margins, strong cash flows and a 19% increase in Atmel’s stock price since George Perlegos was terminated for cause.
We have just begun Atmel’s transformation and have confidence that the actions we are taking – and will continue to take – will enable us to maximize stockholder value. In contrast, we believe George Perlegos’s poor operational record and ethical failings provide ample basis to oppose his hand-picked nominees, whom are being paid $100,000 each by Mr. Perlegos to simply stand for election at the special and annual meetings and have limited experience in the semiconductor industry.

You should also know that the Board’s Audit Committee has substantially completed its independent investigation regarding the timing of the Company’s past stock option grants, and we expect to file our delayed financial reports by early June. Among other things, this investigation found that George Perlegos and the Company’s former General Counsel were primarily responsible for widespread and intentional options backdating at Atmel. A copy of the April 30th press release regarding this matter is enclosed for your review.
We urge you to reject George Perlegos’s retaliatory campaign to remove the directors who terminated him for cause, including all of Atmel’s independent directors. Protect your investment and support your Board and new management team by voting AGAINST the Perlegos proposal and signing, dating and returning the enclosed WHITE proxy card today.
STOCKHOLDER VALUE DESTRUCTION UNDER GEORGE PERLEGOS
Atmel and stockholder value suffered when George Perlegos controlled the Company:
•	The Company reported net losses in each of the last five full years under George Perlegos – losses that exceeded $1.2 billion in the aggregate.

•	Revenue growth and profitability were among the lowest in the industry.

•	Atmel’s stock price substantially underperformed its peer group. In fact, in the ten year period through August 4, 2006, the last trading day prior to George Perlegos’s termination for cause, Atmel’s stock price lost 39.1%, compared to a gain of 86.1% for the NASDAQ over that period, and a gain of 150.9% for the PHLX Semiconductor Sector index.
ATMEL’S BOARD AND NEW MANAGEMENT TEAM ARE ADDRESSING THE CHALLENGES
MR. PERLEGOS CREATED
Following George Perlegos’s termination for cause, your Board appointed a new management team who is addressing the operational and ethical challenges Mr. Perlegos created.

Old Atmel: Under George Perlegos	New Atmel: New Leadership Team Takes Action

Business Portfolio
x Non-synergistic portfolio x Unfocused product development	✓ Increased focus and resources on microcontrollers
✓    Eliminated low return products and projects
✓    Reorganized along product lines
✓    Executing on high growth microcontroller opportunities
✓    Improve, restructure and/or exit businesses that don’t meet financial targets

Old Atmel: Under George Perlegos	New Atmel: New Leadership Team Takes Action

Operations
x Excess, high cost, manufacturing capacity x Disconnected operating structure x Limited control systems x Poor execution x Failure to meet customer needs	✓ Commenced manufacturing rationalization
       ▪    Sold Irving, TX wafer fab
       ▪    Selling North Tyneside and Heilbronn facilities
✓    Adding foundry relationships
✓    Reducing fixed cost structure
✓    Consolidating and centralizing manufacturing operations
✓    Instituting advanced methodologies and operating processes
✓    Re-designing products for lower cost
✓    Leveraging improved cost structure
✓ Optimizing R&D processes

Organizational Structure
x Gaps in management team x Misaligned reward structure x Lack of accountability	✓ Hired 5 seasoned, proven executives ✓ Establishing variable, pay for performance compensation that is aligned with stockholders’ interests ✓ Unifying and standardizing business practices

Corporate Governance

x    Material improprieties at the highest levels of the organization
x    Misuse of corporate funds for personal gain
x    Widespread and intentional options backdating — directed by the CEO and General Counsel — leading to delays in financial reporting

✓    Terminated four senior executives for cause for misuse of corporate funds
✓    Established ethical “tone at the top”
✓    Implemented majority voting standard for uncontested director elections
✓    Adopted formal corporate governance guidelines
✓    Committed to adding new independent directors to the Board
✓    Restoring financial reporting

YOUR COMPANY IS BACK ON TRACK
Atmel’s preliminary financial results announced on May 1st demonstrate the progress your Board and new management team are making to improve Atmel’s operations, financial results and stockholder returns.
•	We are realizing strong growth in Atmel’s core products. In a seasonally weak first quarter, Atmel’s sales outperformed the industry, were at the high end of our guidance and exceeded analysts’ estimates. This outperformance was driven by sales of Atmel’s microcontroller products, which grew 9% sequentially and approximately 19% compared to the first quarter of 2006. Particularly noteworthy is that our proprietary AVR microcontroller products grew a remarkable 17% sequentially. In addition, our RF and Automotive business revenues, excluding foundry products, were up 7% sequentially.

•	We expect continued strong returns and sequential revenue growth for Atmel due to accelerated strength of our core products. In particular, we anticipate second quarter 2007 revenues will be up 1% to 4% sequentially.

•	We have halted development on unprofitable and underperforming products and projects such as mobile phone baseband, Wireless LAN, VoIP, USB, Digital Audio Broadcast, memory chip module and others. We will continue to eliminate lesser-performing and non-strategic products to ensure that Atmel’s resources are focused on our greatest opportunities for growth and value creation.

•	The Company’s cash position, net of debt, has increased for the third consecutive quarter under the new management team. As announced on May 1st, during the first quarter of 2007, Atmel’s cash position, net of debt, increased by $34.5 million. At March 31, 2007, it was $332.3 million as compared to $297.8 million at December 31, 2006.

•	Our manufacturing consolidation is well underway. We have just announced the sale of the Irving, Texas wafer fabrication facility for approximately $38 million in cash, and the sales of Atmel’s North Tyneside and Heilbronn fabs are progressing as planned. A number of parties have expressed considerable interest in these fabs. We remain confident that the North Tyneside fab will sell this year.

•	Throughout the quarter, we further reduced Atmel’s headcount through a combination of voluntary resignations, attrition and other actions. As of today, we are ahead of schedule and have reached nearly two-thirds of our target of reducing approximately 300 non-manufacturing personnel by year-end. We continue to expect a total workforce reduction of 16% upon completion of the sales of the North Tyneside and Heilbronn facilities.

•	We have strengthened our management with the hiring of five proven, seasoned executives, including most recently a new Vice President of Americas Sales and Global Sales Operations to help accelerate our revenue growth.
All together, these initial actions are driving improved growth and profitability, increased stockholder returns, and generating significant cost savings, which are estimated to reach between $70 million to $80 million in 2007 and between $80 million to $95 million annually beginning in 2008.

These actions, however, are just the beginning. To transform Atmel and realize the full potential of your company, we will announce and implement additional strategic and operational actions throughout 2007. We remain committed to:
•	Maintaining our focus on microcontroller and microcontroller related businesses;

•	Completing the rationalization of Atmel’s manufacturing operations and reducing the Company’s overall cost structure;

•	Improving, restructuring and/or exiting businesses that don’t meet our financial targets; and

•	Returning excess capital to stockholders.
SUPPORT YOUR BOARD AND NEW MANAGEMENT TEAM
VOTE THE WHITE PROXY CARD TODAY
Atmel’s Board and new management team have put your company on a path to a stronger future. We have confidence in the Company’s growth strategy and the increased value it will deliver to stockholders in the near, mid and long-term. Our goals are achievable, our plan realistic and our progress apparent.
We encourage you to protect your investment and support Atmel’s Board of Directors and new management team by voting AGAINST the Perlegos proposal and signing, dating and returning the enclosed WHITE proxy card today, or by using the instructions on the WHITE proxy card to submit your vote by telephone or Internet.
On behalf of your Board of Directors, thank you for your continued support,
/s/ Steven Laub
Steven Laub
President and Chief Executive Officer
IF STOCKHOLDERS HAVE ALREADY RETURNED A GREEN PROXY, THEY HAVE EVERY RIGHT TO CHANGE THEIR VOTE AND CAN DO SO BY VOTING THE WHITE PROXY TODAY.
IF STOCKHOLDERS HAVE ANY QUESTIONS ABOUT HOW TO VOTE THEIR WHITE PROXY, THEY SHOULD CONTACT THE FIRM ASSISTING ATMEL IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT: (877) 456-3488.

Safe Harbor for Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s strategic plans, restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, statements regarding Atmel’s future prospects, statements regarding the description, amount and timing of pre-tax, non-cash stock-based compensation charges and the effects of the charges on the Company’s past financial statements and statements regarding the expected timing of re-establishing SEC reporting. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.
Factors that could cause or contribute to such differences include the discovery of additional information relevant to the independent investigation, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company’s stock option grants and the impact of the independent investigation on the amount and timing of previously recorded stock-based compensation and the impact of other potentially related issues, the timing of review and conclusions of the Company’s independent registered public accounting firm regarding the Company’s stock option grants and related accounting, accounting adjustments to the Company’s financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, an unanticipated delay in the preparation and filing of the Company’s required reports with the SEC or an inability to meet the requirements of the NASDAQ Global Select Market for continued listing of the Company’s shares, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

The independent investigation has had and may in the future have an impact on the Company’s ability to file required reports with the SEC on a timely basis; its ability to meet the requirements of the NASDAQ Global Select Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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